Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Evotec SE

Hamburg, Germany

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-260920) of Evotec SE of our report dated May 10, 2023 relating to the consolidated financial statements and the effectiveness of Evotec SE’s internal control over financial reporting, which appears in this Form 20-F. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

Frankfurt am Main, Germany

May 12, 2023